Exhibit 99   -  First Commonwealth Financial Corporation - President and CEO's Letter to Shareholders
                      May 18, 2005

First Commonwealth	Banking Insurance Trust Financial Management Investments
First Commonwealth
Financial Corporation
22 N. 6thStreet
Indiana, Pennsylvania 15701
724-349-7220 Phone
724-349-6427 Fax

Joseph E. O'Dell		www.fcbanking.com
President and Chief Executive Officer

May 9, 2005

Dear Shareholder:

     First Commonwealth Financial Corporation (NYSE:FCF) reported net income of $15.2 million for the first quarter of 2005, compared to net income of $13.3 million for the first quarter of 2004.  Basic and diluted earnings per share were $0.22 for the first quarter of 2005 as well as for the comparable period of 2004.  Return on equity was 11.48% and return on assets was 1.00% for the first quarter of 2005, compared to 12.12% and 1.04% respectively in the 2004 period.  Increases in net income were generated primarily by increases in average earning assets and improvement in net interest margin.  Both periods contain securities gains while the 2004 period includes some costs of integration and certain employee separation expenses related to First Commonwealth's acquisition of Pittsburgh Financial Corp. completed in December 2003.  Increases in average earning assets for the first quarter of 2005 compared to the 2004 period can largely be attributed to the inclusion of the balances of GA Financial, Inc. (acquired in May 2004) in the 2005 quarter.

     Net interest income for the first quarter of 2005 was $8.1 million more than that of the related period of 2004 as average earning assets increased by $852 million or 17% compared to 2004 averages.  Loans and deposits continued to display strong growth during the first quarter of 2005, resulting in increases of nearly 5% (on an annualized basis) since December 31, 2004.  Yield on earning assets, on a fully tax-equivalent basis, increased 24 basis points (0.24%) for the first quarter of 2005 compared to the corresponding period of 2004, while the cost of funds increased 6 basis points (0.06%) over the same period.  The costs of funds for the first quarter of 2005 compared to the corresponding period of 2004 was favorably impacted by First Commonwealth's repositioning of borrowings after the prepayment of Federal Home Loan Bank borrowings during the third quarter of 2004.

     Total nonperforming loans increased by $4.1 million as of March 31, 2005 compared to March 31, 2004 levels and included increases in loans past due 90 days but still accruing of $5.2 million which were partially offset by decreases in nonaccrual loans of $1.1 million.  Nonperforming loans as a percentage of total loans were 0.79% at March 31, 2005 compared to 0.83% at March 31, 2004.

     The provision for credit losses decreased $356 thousand in the first quarter of 2005 when compared to the comparable period of 2004 reflecting the improved quality of primary watch list credits.  Although net charge-offs increased by $40 thousand for the 2005 quarter compared to 2004 levels, net charge-offs as a percentage of average loans (annualized) improved to 0.23% for the first quarter of 2005 from 0.28% for the first quarter of 2004.  Management believes that the allowance for credit losses is adequate at this time.

     At the First Commonwealth Annual Meeting, John Glass updated the shareholders about the progress of various growth strategies.  He reported that the expansion of the Pittsburgh Region is continuing with three new community office openings this summer, including a new office at the entrance to the new Pittsburgh Mills Shopping Mall.  A number of other offices are scheduled to open or reopen within the next several years resulting in a total of 30% of the First Commonwealth Bank community offices being less than five years old.

     First Commonwealth recently announced the sale of a community office in Centre County.  Approximately $16.5 million of deposit liabilities are associated with the office.  The transaction is expected to generate a pre-tax gain of $2.8 million that includes the deposit premium and the gain on the sale of premises and equipment.  The transaction is subject to regulatory approvals and is expected to settle in the second quarter of 2005.

     First Commonwealth also announced entering into an asset sale and merchant processing alliance with First Data Corporation.  Under the terms of the agreement First Data Corporation will acquire certain assets of First Commonwealth's merchant processing business and provide merchant payment processing services on behalf of First Commonwealth Bank.  First Commonwealth Bank will participate in future revenue related to both the existing book of merchant business as well as new business generated.   First Commonwealth is expected to share in approximately 14% of the future revenue stream.   The transaction is expected to generate a pre-tax gain of approximately $2.0 million that will increase second quarter 2005 after-tax earnings by $1.3 million.  Merchant discount and other related merchant income for the full year of 2004 was $4.0 million, while associated costs were $3.3 million.

     As you can see, the Corporation remains very active and continues to make progress in executing our strategic plan.  The employees remain dedicated and enthusiastic.  As always, I thank you for your continued support and confidence.

Sincerely,

/s/JOSEPH E. O'DELL

The following tables provide you with consolidated selected financial data of First Commonwealth at and for the quarter ended March 31, 2005.  You should read this information along with the consolidated financial statements of First Commonwealth and the accompanying notes included in its annual report on Form 10-K for the year ended December 31, 2004, and its quarterly report on Form 10-Q for the quarter ended March 31, 2005, which are available to the public over the Internet at the Corporation's website at http://www.fcbanking.com or from the company upon request to the attention of the Corporate Secretary.

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED SELECTED FINANCIAL DATA
(Dollar Amounts in Thousands, except per share data)
	For the Quarter Ended
	March 31,
	2005	2004
Interest income	$ 75,637	$ 61,972
Interest expense	30,705	25,165
Net interest income	44,932	36,807
Provision for credit losses	1,744	2,100
Net interest income after provision for credit losses	43,188	34,707
Net securities gains	485	3,850
Trust income	1,325	1,268
Service charges on deposits	3,540	3,200
Insurance commissions	840	804
Income from bank owned life insurance	1,321	1,263
Merchant discount income	839	828
Card related interchange income	1,087	620
Other income	2,003	1,750
Total other income	11,440	13,583

Salaries and employee benefits	18,298	16,703
Net occupancy expense	2,992	2,189
Furniture and equipment expense	2,870	2,521
Data processing expense	939	813
Pennsylvania shares tax expense	1,266	1,134
Intangible amortization	565	74
Merger and integration charges	0	1,291
Other operating expense	8,463	6,992
Total other expenses	35,393	31,717
Income before income taxes	19,235	16,573
Applicable income taxes	4,016	3,250
Net income	$15,219	$13,323

Average shares outstanding	69,346,722	60,772,824
Average shares outstanding assuming dilution	70,024,400	61,289,672

Per Share Data:
Basic earnings per share	$0.22	$0.22
Diluted earnings per share	$0.22	$0.22
Cash dividends per share	$0.165	$0.160

	March 31,	December 31,
	2005	2004
Assets
Cash and due from banks	$ 77,909	$ 79,591
Interest-bearing bank deposits	735	2,403
Securities available for sale, at market	2,107,360	2,162,313
Securities held to maturity, at amortized cost
(Market value $85,894 in 2005 and $81,886 in 2004)	83,418	78,164

Loans
Portfolio loans	3,552,374	3,512,774
Loans held for sale	2,259	2,311
Unearned income	(192)	(252)
Allowance for credit losses	(40,794)	(41,063)
Net loans	3,513,647	3,473,770

Premises and equipment	58,854	56,965
Other real estate owned	1,463	1,814
Goodwill	123,551	123,607
Amortizing intangibles, net	16,948	17,513
Other assets	216,705	202,338
Total assets	$6,200,590	$6,198,478

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED SELECTED FINANCIAL DATA
(Dollar Amounts in Thousands, except per share data)
	March 31,	December 31,
	2005	2004
Liabilities
Deposits (all domestic):
Noninterest-bearing	$ 486,158	$ 480,843
Interest-bearing	3,405,524	3,363,632
Total deposits	3,891,682	3,844,475

Short-term borrowings	919,636	946,474
Other liabilities	38,272	35,977
Subordinated debentures	108,250	108,250
Other long-term debt	729,613	731,324

Total long-term debt	837,863	839,574
Total liabilities	5,687,453	5,666,500

Shareholders' Equity
Common stock $1 par value per share	71,978	71,978
Additional paid-in capital	175,067	175,453
Retained earnings	311,047	307,363
Accumulated other comprehensive income (loss)	(8,901)	10,002
Treasury stock	(26,093)	(26,643)
Unearned ESOP shares	(9,961)	(6,175)
Total shareholders' equity	513,137	531,978
Total liabilities and shareholders' equity	$6,200,590	$6,198,478

Shares issued	71,978,568	71,978,568
Shares outstanding	69,912,501	69,868,908
Treasury shares	2,066,067	2,109,660
Book value per share	$7.34	$7.61
Market value per share	$13.70	$15.39

Asset Quality Data At March 31,
	2005	2004
Loans on nonaccrual basis	$ 11,200	$ 12,292
Past due loans	16,846	11,627
Renegotiated loans	182	192
Total nonperforming loans	$28,228	$24,111
Loans outstanding at end of period	$3,554,441	$2,888,349
Average loans outstanding (year-to-date)	$3,542,655	$2,843,976
Allowance for credit losses	$40,794	$37,512
Nonperforming loans as percent of total loans	0.79%	0.83%
Net charge-offs (year-to-date)	$2,013	$1,973
Net charge-offs as percent of average loans (annualized)	0.23%	0.28%
Allowance for credit losses as percent of average loans
Outstanding	1.15%	1.32%
Allowance for credit losses as percent of nonperforming
loans	144.52%	155.58%
Other real estate owned	$1,463	$2,233

Profitability Ratios
	For the Quarter Ended
	March 31,
	2005	2004
Return on average assets	1.00%	1.04%
Return on average equity	11.48%	12.12%
Efficiency ratio (FTE) (a)	59.35%	59.49%
Fully tax equivalent adjustment	$3,267	$2,924

(a) Efficiency ratio is "total other expenses" as a percentage of total revenue. Total revenue consists of "net interest income, on a fully tax-equivalent basis," plus "total other income."

First Commonwealth Financial Corporation	Mail Address:
Old Courthouse Square	P.O. Box 400
22 North Sixth Street	Indiana PA 15701-0400
Indiana PA 15701
Telephone: 724-349-7220	Website: www.fcbanking.com

INVESTOR INFORMATION

STOCK LISTING:  First Commonwealth Financial Corporation common stock is listed on The New York Stock Exchange and is traded under the symbol FCF.

For assistance regarding a change in registration of stock certificates, replacing lost certificates/dividend checks, or an address change, please contact First Commonwealth's transfer agent listed below (for directly registered accounts only).  If you hold shares through a brokerage firm (street name accounts), please contact your broker regarding changes to your account.

THE BANK OF NEW YORK	Shareholder Relations	Toll Free: 1-800-524-4458
	Church Street Station	Website: www.stockbny.com
P.O. Box 11258
New York, NY 10286-1258

DIVIDEND REINVESTMENT PLAN:  First Commonwealth Financial Corporation offers a direct purchase and dividend reinvestment plan, First Commonwealth Stock Direct, administered by The Bank of New York.  The plan allows both directly registered shareholders and interested first-time investors to purchase First Commonwealth common stock without the customary brokerage expenses and also to automatically reinvest cash dividends paid on the common stock.  Purchases made through the Plan with reinvested dividends receive a 10% discount on the fair market price (on shareholder accounts directly held with the Bank of New York).  For more information, please visit our website at www.fcbanking.com (click on "Investor Relations").  You can also download a copy of the plan prospectus and enrollment form through The Bank of New York's website, noted above (click on "Company List", then "First Commonwealth").  Copies may also be requested from The Bank of New York by phone or mail (phone number and address above).

DIRECT DEPOSIT OF DIVIDENDS:  Direct deposit of dividend payments to a checking or savings account is also available. To enroll, please call The Bank of New York for an Authorization Form (completed forms must be received by The Bank of New York 30 days prior to the dividend payment date).

INVESTOR/SHAREHOLDER INQUIRIES:  Request for information or assistance regarding the Corporation should be directed to the attention of Shareholder Relations at the Corporate Office in Indiana, PA 1-800-331-4107.

FORWARD LOOKING STATEMENTS:  The enclosed shareholder communication contains "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995, that involve significant risks and uncertainties.  Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to:  the timing and magnitude of changes in interest rates; changes in accounting principles, policies, or guidelines:  changes in regional, national and global economic conditions; changes in regulatory requirements, and significant changes in the securities markets.  Consequently, all forward-looking statements made in this shareholder communication are qualified by these cautionary statements and the cautionary language in First Commonwealth's most recent Form10-K report and other documents filed with the Securities and Exchange Commission.

First

              Commonwealth

                         First Commonwealth

                           Financial Corporation